                                                                      EXHIBIT 12

                         STRATEGIC ALLIANCE AGREEMENT


This Strategic Alliance Agreement is entered into as of DECEMBER 1st, 1994 between The MedTech Group, Inc. a New Jersey corporation whose principal offices are at 6 Century Road, South Plainfield, NJ 07080-1396 ("MedTech") and MedChem Products, Inc., a Massachusetts corporation whose principal offices are at 232 West Cummings Park, Woburn, MA 01801 ("MedChem").

                                  BACKGROUND

      On July 29, 1994, MedChem acquired substantially all of the assets of Life Medical Sciences, Inc. ("LMS") relating to LMS' Sure-Closure mechanical skin-stretching system. From July 1, 1993 until July 29, 1994, LMS had an oral arrangement with MedTech whereby MedTech using its technical manufacturing expertise in the manufacture of complete disposable medical devices manufactured PRODUCTS (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.    Products

      PRODUCTS refers to the disposable skin stretching devices and other molded plastic medical devices which are listed on Exhibit A. Exhibit A may be
                                                  ---------  ---------
      amended from time to time to add additional PRODUCTS upon the mutual written agreement of both parties. It is MedChem's intention to work with MedTech to develop products in the range of Appropriate Technology (as defined in Section III) and to add additional products to Exhibit A as and
                                                                ---------
      when appropriate terms with respect to the manufacture of such products are agreed upon by both parties.

II.   Engagement of MedTech

      MedChem hereby engages MedTech as its exclusive, worldwide manufacturer of PRODUCTS in accordance with the terms and conditions of this Agreement, subject to Section V below. In furtherance of this engagement, MedChem hereby grants to MedTech during the term of this Agreement, a limited, exclusive license to manufacture PRODUCTS in accordance with the specifications and procedures set forth in Exhibits A, B, C, and D.
                                                 ----------  -  -      -
      MedTech shall have no other intellectual property rights in or to the PRODUCTS, their design, method of operation, or proprietary process of manufacture as described in Section XVIII below, except for the manufacturing license granted herein. Such manufacturing license shall terminate upon the termination or expiration of this Agreement for any reason. The license granted herein is for manufacture only and does not include a license or right to sell or resell these PRODUCTS except as directed by MedChem in writing.

III.  Appropriate Technology

      The scope of this Agreement is limited to products for which MedTech has demonstrated appropriate technology, skills and resources. MedTech's technology, skills and resources at this time are in the area of molding, assembly and packaging of complete, disposable, plastic medical devices.

IV.   Mutual Cooperation

      As part of the strategic alliance, both companies will be flexible in satisfying each other's requirements and will cooperate to meet the needs of the final customer. MedTech and MedChem shall establish a team consisting of appropriate members of both companies who will be responsible for establishing milestones, reporting delays, and smoothing the transition to the development and manufacture of PRODUCTS.

V.    Ancillary Agreements

      The parties acknowledge that MedChem is obligated, under certain circumstances, to have PRODUCTS manufactured in Israel in accordance with the terms of the Agreement dated June 20, 1992 between The Technion Research and Development Foundation, Ltd. ("Technion") and LMS modified by the letter agreement dated March 2, 1994 between Technion, Dimotech, Ltd. ("Dimotech") and LMS, the letter agreement dated March 13, 1994 between the Ministry of Industry Trade/Office of the Chief Scientist and Technion and the letter agreement dated April 21, 1984 between Technion, Dimotech and LMS (collectively, the "Israel Agreement"), which Israel Agreement was assigned by LMS to MedChem. In such event, MedChem may terminate the exclusivity of its engagement of MedTech immediately in the event that MedTech fails to comply with MedChem's request to manufacture (or arrange for the manufacture of) PRODUCTS in Israel. MedChem will make every reasonable effort to provide the longest possible advance notice of such requirements to MedTech, and will provide every reasonable assistance to MedTech in complying therewith. In the event that MedTech is unable to comply,

      MedChem shall be free to engage any other party to manufacture PRODUCTS in Israel in compliance with the Israel Agreement.

VI.   Competitive Standards

      It is the intent of this Agreement to seek mutual profitability of both parties. This Agreement, therefore, is predicated on the ability of MedTech to remain competitive with industry standards in its manufacturing procedures and pricing structure. If MedChem demonstrates through reference to competitive technology or price quotes from other manufacturers that MedTech has become non-competitive, then MedChem and MedTech will work in good faith to resolve such non-competitiveness, including without limitation amending any terms of this Agreement, while recognizing that MedTech may have invested in product development and may therefore have a reasonable expectation of recovering such investment within a reasonable time. If the non-competitiveness of MedTech cannot be resolved to the satisfaction of MedChem, then the non-competitiveness of MedTech shall be deemed non-performance by MedTech with respect to Section XX and accordingly MedChem shall have the right to terminate this Agreement as provided therein.

VII.  Product Specifications and Manufacturing Procedures

      MedChem and MedTech will cooperate in the development and/or modification of the detailed Product Specifications and Manufacturing Procedures for PRODUCTS set forth on Exhibits A and B attached hereto. The Product
                            ----------     -
      Specifications and Manufacturing Procedures may be amended from time to time by either party with the prior written approval of the other (which approval shall not be unreasonably withheld or delayed); provided that in the event the parties cannot agree to any amendments to such Product Specifications and Manufacturing Procedures, this Agreement may be terminated in accordance with the provisions of Section XX. Any mutually approved amendments or additions to the Product Specifications and Manufacturing Procedures shall be attached as exhibits hereto and considered incorporated herein.

      A. Product Specifications. MedTech shall manufacture each PRODUCT in accordance with the applicable specifications ("Specifications") for such PRODUCT as set forth in the appropriate part of Exhibit A
                                                                ---------
           attached hereto.

      B. Manufacturing Procedures. MedTech shall comply with the engineering, manufacturing, testing, warehousing and shipping procedures set forth in Exhibit B attached hereto. The procedures set forth in Exhibit B
              ------- -                                               ---------
           shall apply to the manufacture, testing, storage and shipping of all PRODUCTS unless specifically otherwise stated in Exhibit A.
                                                            ---------

      C. Quality Assurance. MedTech shall be responsible for ensuring that the quality of the PRODUCTS is at all times consistent with the applicable Specifications. MedTech shall develop and implement quality assurance procedures and shall incorporate in such procedures any elements reasonably requested by MedChem.

      D. Customer Complaints and Returned PRODUCTS. MedTech and MedChem shall comply with the procedures set forth in Exhibit C with respect to
                                                   ---------
           responding to customer complaints and handling returned PRODUCTS.

VIII. Forecasts and Orders

      A. Upon execution of this agreement, MedChem shall provide to MedTech a non-binding forecast of its requirements for PRODUCTS for the following twelve (12) months and a purchase order with quantities and delivery dates for the initial three months of such 12-month period. Thereafter, MedChem will provide by the first day of each month, a non-binding rolling three (3) month forecast of PRODUCT requirements and a binding purchase order for the third month. MedChem and MedTech may mutually agree to adjust purchase orders if required.

      B. MedChem shall submit purchase orders in writing to MedTech at the address set forth above. Purchase orders may be submitted by telecopy. MedChem shall use best efforts to submit purchase orders as far in advance in practicable.

      C. In recognition of the forecast variability associated with new PRODUCTS, MedTech shall maintain a 20% surge capacity at all times and shall maintain adequate safety stocks of critical components to ensure uninterrupted supply of PRODUCTS in the event that MedChem's requirements exceed its forecast by up to 50%. Critical components will be specifically identified by MedChem, and MedChem will bear the cost of safety stock for these components.

      D. MedTech shall have two months after receiving a written purchase order to deliver PRODUCTS in accordance with such purchase order and
           Section X. Within 14 days after such delivery, MedTech shall deliver an invoice to MedChem stating in reasonable detail the manufacturing lot identification, quantity, model and price (per Exhibit D) of
                                                              ---------
           PRODUCTS delivered along with a Finished Device History Checklist and a Certificate of Compliance with respect to such delivery in accordance with the terms of Exhibit C attached hereto (the
                                        ---------
           "Delivery Invoice").

      E. Whenever MedTech's performance is delayed or prevented, MedTech shall promptly notify MedChem and provide an updated schedule of delivery. Any delay in PRODUCT delivery, except for a delay covered by paragraph E of Section XXI, shall entitle MedChem to delay payment for such PRODUCT by a period of time equal to the delivery delay. Repeated delays in PRODUCT delivery shall be grounds for the termination of this Agreement in accordance with Section XX below. In the event that MedChem's requirements exceed the current delivery schedule at any time, MedChem may request delivery of such PRODUCTS in less than two months, and MedTech shall make all reasonable efforts to meet MedChem's requirements.

IX.   Pricing and Payment

      A. Pricing. In consideration of the full range of services described herein, and recognizing that MedTech may have invested in product development, MedChem shall pay to MedTech the per unit purchase price for each PRODUCT determined in accordance with the price list set forth on Exhibit D attached hereto. The price list set forth on
                    ---------
           Exhibit D shall remain in effect for one year following its effective
           ---------
           date. For each year thereafter during the term of this Agreement, the parties shall negotiate in good faith and agree on a new price list and Exhibit D shall be modified accordingly. Failure to agree on a
               ---------
           new price list shall constitute grounds for termination of the Agreement pursuant to Section XX below.

In the event that either party demonstrates extraordinary and precipitous changes in the business environment of either MedTech or MedChem, either party may request that the price list be renegotiated at any time. In such circumstances, failure to agree on a new price list within 60 days shall constitute grounds for termination of the Agreement pursuant to Section XX below.

      B. Payment. MedChem shall make payments of the purchase price for PRODUCTS within 30 days following the delivery by MedTech to MedChem of the Delivery Invoice.

X.    Delivery

      A. All PRODUCTS shall be packaged, marked and otherwise prepared for shipment by MedTech in suitable containers in accordance with sound commercial practices. MedTech shall mark on containers all necessary handling, loading and shipping instructions. An itemized packing list and bills of lading shall be included with each shipment.

      B. All sales of PRODUCTS are F.O.B. MedTech's premises in South Plainfield, New Jersey. Title to and risk of loss for PRODUCTS purchased shall pass to MedChem upon the earlier of delivery to MedChem or delivery to a carrier for shipment to MedChem.

      C. All PRODUCTS shall be received subject to MedChem's inspection, testing, approval and acceptance at its premises, notwithstanding any inspection or testing at MedTech's premises or any prior payment for such PRODUCTS. PRODUCTS rejected as not conforming may be returned to MedTech at MedTech's risk and expense and shall be replaced by MedTech upon such terms as are agreed to by MedTech and MedChem.

XI.   Returned Goods

      A. MedChem shall establish and maintain a returned goods policy and protocol for PRODUCTS sold to MedChem's customers as set forth in Exhibit C attached hereto. MedTech assumes no responsibility or
           ---------
           authority to respond to customer requests or inquiries regarding PRODUCTS and will forward all such inquiries to MedChem.

      B. MedTech will evaluate returned goods at the request of MedChem and will determine whether such returned goods can be safely returned to inventory.

      C. MedChem shall promptly notify MedTech of any return of defective PRODUCTS so that any appropriate remedial actions can be initiated. Likewise, MedTech shall promptly notify MedChem of any return of any defective PRODUCTS.

XII.  Quality Assurance and Customer Complaints

      A. MedTech has agreed that the PRODUCTS shall meet the Specifications as set forth in Exhibits A, B and C.
                        ----------  -     -

      B. MedChem shall be responsible for responding to and maintaining documentation of field complaints of PRODUCTS in accordance with the policies set forth on Exhibit C. MedChem shall promptly notify
                                 ---------
           MedTech of any field complaints so that any appropriate actions can be initiated.

      C. MedTech shall forward to MedChem copies of any complaints, expressions of dissatisfaction, or other similar information about which MedTech becomes aware with respect to PRODUCTS in accordance with the policies set forth on Exhibit C. MedTech, at its expense,
                                          ---------
           shall assist MedChem in investigating such complaints and related matters, and shall provide necessary information with respect to such matters to MedChem.

      D. Although MedChem is responsible for responding to and maintaining documentation of field complaints for PRODUCTS, a file containing all complaints and other information required by the Food and Drug Administration's ("FDA's") Good Manufacturing Practices ("GMPs") with respect to complaints must be kept at MedTech per section 820.198 of the GMP regulation.

      E. MedChem shall implement and maintain an appropriate Medical Device Reporting system in accordance with the policies set forth on Exhibit
                                                                         -------
           C. Preparation, submission, and documentation of Medical Device
           -
           Reports ("MDRs") shall be the sole responsibility of MedChem. MedTech shall assist MedChem as necessary in the conduct of any investigations, evaluations or corrective actions associated with MDRs.

XIII. Regulatory Compliance

      A. MedTech shall fully comply with the FDA's Good Manufacturing Practices regulation, 21 CFR 820, as presently in effect, as well as with any future changes thereto.

      B. MedTech will implement a quality control system no later than November 1995 that will be consistent with ISO9002 requirements and with the European Medical Devices Directive [93-42 EEC], particularly the Product Vigilance provisions thereof. In addition, MedTech will fully support MedChem in the preparation of all foreign and domestic regulatory applications. The quality control system will be subject to inspection and certification by a European Notified Body to be selected by MedChem.

      C. In order to assure that MedTech is satisfying its regulatory responsibilities, MedChem shall have the right to audit, with at least one week's advance notice provided to MedTech, those manufacturing and other operations related to PRODUCTS. Additionally, MedTech shall provide notice to MedChem of any inspection by the FDA that involves MedTech operations with respect to these PRODUCTS. MedTech shall provide to MedChem a copy of any FDA communications that relate to PRODUCTS or the manufacture of PRODUCTS.

           MedTech agrees that it will meet any reasonable foreign manufacturing obligations that apply to PRODUCTS made by MedTech for MedChem that are intended to be sold outside the United States.

XIV.  Tooling

      A. Capital equipment purchased by MedTech to manufacture PRODUCTS is the property of MedTech. MedChem may elect to purchase through MedTech certain capital equipment necessary for the manufacture of PRODUCTS.

      B. All tools, dies, molds, patterns, jigs, masks and other equipment and materials furnished by MedChem to MedTech or paid for by MedChem, directly or indirectly, and any replacements, shall remain MedChem's property. MedTech shall plainly identify such property as MedChem's property and shall not use such property except in performing this Agreement.

      C. Any capital equipment purchased through MedTech must be authorized in writing by MedChem. MedChem shall reimburse MedTech for such purchases as follows: 50% downpayment, 25% upon first piece inspection, and 25% upon final approval by MedChem of molded parts or assemblies.

      D. Before accepting plastic injection molds owned by MedChem, MedTech will perform validation procedures to ensure acceptability. MedChem shall pay for necessary modifications to the mold to ensure that acceptable parts are produced. No such modifications will be performed without a written purchase order authorization from MedChem.

XV.   Sharing Information

      It is in the interest of both parties to reduce the manufacturing cost of PRODUCTS manufactured by MedTech for MedChem and to share in the benefits of such cost reductions. To that end, MedChem agrees to continue to invest in design effort and tooling expenses to reduce cost, and MedTech agrees to make available to MedChem information related to PRODUCTS which MedChem needs to analyze or evaluate manufacturing costs or return on investment.

XVI.  Product Warranty and Indemnity

      A.   Product Warranty  MedTech warrants that PRODUCTS shall be
           ----------------
           manufactured in conformance with the Specifications and Procedures attached hereto as Exhibits A, B and C and shall be free of liens
                              ----------  -     -
           and encumbrances. These warranties shall survive any delivery, inspection, acceptance, payment or resale of PRODUCTS and shall extend to MedChem and its customers. In the event of the breach of this warranty, MedTech shall replace non-conforming PRODUCTS, at its expense, or refund the purchase and freight price for same. The product warranty set forth herein is in lieu of all other warranties and representations, whether express or implied, including without limitation, implied warranties of merchantability and fitness for a particular purpose.

      B.   Indemnification.  MedTech shall indemnify and hold harmless MedChem
           ---------------
           from and against all actual and direct damages, costs, and expenses (including reasonable attorney's fees and disbursements) incurred by MedChem resulting from any negligence, willful misconduct, or material breach of this Agreement by MedTech, subject to an overall limit of $1,000,000.

      C.   Limitation of MedTech Liability.  MedTech shall not under any
           -------------------------------
           circumstances be liable to MedChem for any special, indirect, punitive, or consequential damages of any nature whatsoever, including, without limitation, any lost revenues or profits of MedChem or any other party resulting or arising out of the sale or use of PRODUCTS.

      D.   Notice of Complaints.  Each of MedTech and MedChem shall promptly
           --------------------
           notify the other of any PRODUCT deficiencies or field complaints, of which it has knowledge, regarding any MedTech related work.

XVII. Insurance

      A. Each party agrees to maintain at least $1,000,000 of product liability insurance and to provide the other of evidence with coverage upon request.

      B. MedTech will insure all MedChem property located on MedTech's premises against loss or damage for an amount equal to its replacement cost and with MedChem named as loss payee, including but not limited to molds, fixtures, tooling, critical component safety stock and inventory.

      C. MedTech agrees that all MedChem property located on MedTech's premises shall be held at MedTech's risk and, to the extent furnished by MedChem to MedTech or paid for by MedChem, directly or indirectly, or a replacement thereof, shall be returned to MedChem or its designee upon the earlier of MedChem's request or the termination or completion of this Agreement.

XVIII. Confidentiality and Intellectual Property

      A. MedTech and MedChem shall at all times maintain each other's CONFIDENTIAL INFORMATION in strict confidence. MedTech shall also maintain any CONFIDENTIAL INFORMATION provided to it by LMS on or after November 1992 and prior to July 29, 1994 in strict confidence in accordance with the terms of this Agreement. Neither party shall use or disclose CONFIDENTIAL INFORMATION to any person or entity outside of its organization without prior written consent of the other party. The Providing Party shall disclose CONFIDENTIAL INFORMATION received by it under this Agreement only to persons within its organization who have a need to know such CONFIDENTIAL INFORMATION in the course of the performance of their duties and who are bound to protect the confidentiality of such CONFIDENTIAL INFORMATION. It shall be a condition of granting the consent that any third party to whom CONFIDENTIAL INFORMATION is to be disclosed must agree in advance in writing to maintain such CONFIDENTIAL INFORMATION in strict confidence and not to release or disclose such CONFIDENTIAL INFORMATION to any other party without the prior written consent of the Providing Party (as defined below).

      B. "CONFIDENTIAL INFORMATION" means information or data provided by either MedTech, MedChem (or in the case of LMS, prior to July 29,
           1994) (the "Providing Party") to the other (the "Receiving Party") that concerns the discoveries, designs, inventions, improvements, know-how, and ideas of the Providing Party, except to the extent that
                                                       ------
           any such CONFIDENTIAL INFORMATION (a) is known or becomes known to the general public other than as a result of unauthorized disclosure by the Receiving Party or by persons to whom the Receiving Party has made such information available; or (b) is received by the Receiving Party on a non-confidential basis from a third party who to the best knowledge of the Receiving Party, lawfully possessed and disclosed such information.

      C. MedTech acknowledges and agrees that, as between the parties hereto, MedChem is the owner of all right and title to (a) the design of PRODUCTS, including patent rights, trade secrets and similar rights and interests, and (b) the PRODUCT trademarks as specified in Exhibit
                                                                         -------
           A and (c) the PRODUCT SPECIFICATIONS (collectively, the "MedChem
           -
           Proprietary Rights"). MedTech agrees (a) not to contest or challenge in any way the MedChem Proprietary Rights, (b) to reproduce on the PRODUCTS (or their packaging) any proprietary notice designated by MedChem with respect to the MedChem Proprietary Rights, and (c) to cooperate in good faith with MedChem in safeguarding and protecting the MedChem Proprietary Rights. MedTech further agrees that MedChem shall be the sole owner of any improvements to or new models of PRODUCTS and MedTech shall execute and deliver to MedChem any documents and instruments requested by MedChem to convey to MedChem any rights that MedTech may have in any such improvements or new models.

      D. MedChem represents and warrants to MedTech that it has sufficient right, title and interest in and to the PRODUCTS to grant to MedTech the licenses and rights contained in this Agreement, and that, to the best of MedChem's knowledge, the manufacture and sale to MedChem by MedTech of PRODUCTS pursuant to this agreement shall not infringe any patent, trademark, copyright, trade secret or other proprietary rights of any third party. MedChem shall indemnify and hold MedTech harmless from and against any and all claims, damages, judgements, expenses and losses (including reasonable attorney's fees) arising from claims by any third party alleging that MedTech's manufacture or sale to MedChem of PRODUCTS in accordance with this agreement infringes such third party's proprietary rights.

      E. The parties acknowledge that proprietary manufacturing processes used in connection with PRODUCTS will in some cases be jointly developed by both parties and in other cases be developed individually. All manufacturing processes that are (i) jointly developed or (ii) individually developed by MedTech and funded in any substantial manner by MedChem will be jointly owned by both parties and both parties shall have full rights to the use thereof except that MedTech
                                                             ------
           shall not use such processes in the manufacture of any competing products.

XIX.  Term

      This Agreement shall be effective as of the date set forth above and shall remain in effect through November 1, 1999. Thereafter, the term of this Agreement shall automatically renew for successive one year terms (or such longer renewal terms as the parties might agree in writing) each commencing July 1 unless (i) this Agreement is earlier terminated pursuant to Section XX below or (ii) either party shall have notified the other in writing, no later than 180 days prior to the expiration of the initial term or the then current renewal term, as the case may be, if it's intent not to renew.

XX.   Termination

      A. Either party may terminate this agreement for cause in the event of a material breach of this Agreement or non-performance by the other party where such breach or non-performance is not cured within 30 days after written notice of such breach is delivered by the terminating party to the breaching party or in the event that the parties cannot agree as to any amendments or modifications to any of the Exhibits attached hereto. In the event that MedChem is the terminating party, or this Agreement is being terminated pursuant to
           Section IX.A above, MedChem may elect to defer the effective date
           ------------
           of termination for up to 180 days by so notifying MedTech in writing, and during such extension period this Agreement shall remain in effect and the price list set forth in Exhibit D may be increased by
                                                  ---------
           MedTech as it deems reasonably necessary but not more than 15% above the last mutually approved price list.

      B. In the event of termination resulting from the event of non-performance on the part of MedChem, MedTech shall be reimbursed for its reasonable and accountable costs of raw material, work-in-progress, and finished goods upon termination and these shall become the property of